The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 ext. 2663.

Final Term Sheet

$976,624,000

(Approximate)

C-BASS Mortgage Loan Asset-Backed Certificates, Series 2007-CB2

C-BASS Mortgage Loan Trust 2007-CB2

Issuing Entity

Securitized Asset Backed Receivables LLC

Depositor

Credit-Based Asset Servicing and Securitization LLC

Sponsor

Litton Loan Servicing LP

Servicer

Class	Expected Principal Amount(1)	Expected Ratings (Moody’s/ S&P/Fitch/DBRS)	Pass-Through Rate(2)	Average Life to Call(3)/ Maturity (years)(4)	Principal Payment Window to Call(3)/ Maturity (months)(4)
Class A1	$220,801,000	Aaa /AAA/AAA/AAA	LIBOR plus 0.135%	2.08 / 2.12	1 - 85 / 1 - 119
Class A2-A	$328,732,000	Aaa/AAA/AAA/AAA	5.891%	0.90 / 0.90	1 - 22 / 1 - 22
Class A2-B	$38,231,000	Aaa/AAA/AAA/AAA	5.505%	2.00 / 2.00	22 - 26 / 22 - 26
Class A2-C	$121,034,000	Aaa/AAA/AAA/AAA	5.623%	3.00 / 3.00	26 - 59 / 26 - 59
Class A2-D	$50,405,000	Aaa/AAA/AAA/AAA	5.882%	6.38 / 8.91	59 - 85 / 59 - 197
Class A2-E	$59,822,000	Aaa/AAA/AAA/AAA	5.683%	6.30 / 7.01	46 - 85 / 46 - 195
Class M-1	$30,504,000	Aa1/AA+/AA+/AA (high)	LIBOR plus 0.250%	3.57 / 3.57	41 - 45 / 41 - 45
Class M-2	$28,978,000	Aa2/AA+/AA+/AA (high)	LIBOR plus 0.280%	4.84 / 4.84	45 - 79 / 45 - 79
Class M-3	$18,302,000	Aa3/AA/AA/AA	LIBOR plus 0.340%	7.03 / 9.25	79 - 85 / 79 - 163
Class M-4	$14,743,000	A1/AA/AA-/AA (low)	LIBOR plus 0.400%	4.77 / 5.26	40 - 85 / 40 - 144
Class M-5	$15,251,000	A2/AA-/A+/A (high)	LIBOR plus 0.470%	4.76 / 5.22	39 - 85 / 39 - 139
Class M-6	$14,235,000	A3/A+/A/A	LIBOR plus 0.520%	4.74 / 5.17	39 - 85 / 39 - 133
Class B-1	$13,218,000	Baa1/A/A-/A (low)	LIBOR plus 1.150%	4.73 / 5.12	38 - 85 / 38 - 126
Class B-2	$12,201,000	Baa2/ BBB+/BBB+/BBB (high)	LIBOR plus 1.400%	4.71 / 5.05	38 - 85 / 38 - 119
Class B-3	$10,167,000	Baa3/BBB/BBB/BBB	LIBOR plus 2.000%	4.71 / 4.98	38 - 85 / 38 - 110

(1)

Subject to a variance of plus or minus 5%.

(2)

The pass-through rate for each class of certificates will be equal to either a fixed rate or the sum of one-month LIBOR plus a fixed margin, in each case subject to caps on those pass-through rates.  On the distribution date immediately following the distribution date on which the servicer has the right to purchase all of the mortgage loans (the “optional clean-up call”) and each distribution date thereafter the fixed margin for each class of LIBOR Certificates will increase to the following: Class A1, 0.270%; Class M-1, 0.375%; Class M-2, 0.420%; Class M-3, 0.510%; Class M-4, 0.600%; Class M-5, 0.705%; Class M-6, 0.780%; Class B-1, 1.725%; Class B-2, 2.100%; and  Class B-3, 3.000%.  On the distribution date immediately following the distribution date on which the servicer has the right to exercise the optional clean-up call and each distribution date thereafter the fixed coupon for each class of Fixed-Rate Certificates will increase to the following: Class A2-A, 6.391%; Class A2-B, 6.005%; Class A2-C, 6.123%; Class A2-D, 6.382% and Class A2-E, 6.183%.

(3)

Pricing assumes 10% optional clean-up call is exercised.

(4)

Based on 100% of the applicable prepayment assumption.

The certificates will not represent obligations of Securitized Asset Backed Receivables LLC, the sponsor, the servicer, the trustee or any of their respective affiliates. Neither the depositor, the sponsor nor any of their respective affiliates, will insure or guarantee distributions on the certificates of any series.  No governmental agency or any other person will insure the certificates or the collateral securing the certificates.

You are encouraged to consult with your own advisors to determine if the offered certificates are appropriate investments for you and to determine the applicable legal, tax, regulatory and accounting treatment of the offered certificates.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We will not list the offered certificates on any national securities exchange or on any automated quotation system.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this final term sheet, the initial free-writing prospectus dated February 20, 2007, the initial free-writing prospectus dated February 23, 2007 or the base prospectus dated December 11, 2006 is accurate or complete.  Any contrary representation is a criminal offense.

Barclays Capital
Lead Manager
Citigroup	Credit Suisse	HSBC
Co-Managers

February 26, 2007